UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2018

ARCH THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54986	46-0524102
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

235 Walnut Street, Suite 6
Framingham, Massachusetts	01702
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 431-2313

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

A. Transaction Overview

On June 28, 2018, Arch Therapeutics, Inc. (the “Company”) entered into Securities Purchase Agreement (the “SPA”) with 8 accredited investors (collectively, the “Investors”) providing for the issuance and sale by the Company to the Investors, in a private placement, of an aggregate of 9,070,000 Units at a purchase price of $0.50 per Unit in a registered offering (the “2018 Financing”). Each Unit consisted of a share of the Company’s common stock, par value $0.001 per share (“Common Stock” and such shares, the “Shares”), and a Series G Warrant to purchase 0.75 of a share of Common Stock at an exercise price of $0.70 per share at any time prior to the fifth anniversary of the issuance date of the Series G Warrant subject to certain restrictions on exercise (the “Warrants,” and the shares issuable upon exercise of the Warrants, collectively, the “Warrant Shares”). The aggregate gross proceeds for the sale of the Shares and Warrants will be approximately $4,535,000. The closing of the sales of these securities under the SPA is expected to occur on July 2, 2018

The securities sold in the offering were offered and sold by the Company pursuant to an effective shelf registration statement on Form S-3 (File No. 333-213878), which was filed with the Securities and Exchange Commission (the “SEC”) on September 30, 2016 and subsequently declared effective on October 20, 2016 (the “Registration Statement”), and the base prospectus dated as of October 20, 2016 contained therein. The Company will file a prospectus supplement with the SEC in connection with the sale of the securities.

B. Use of Proceeds

The net proceeds to the Company from the 2018 Financing, after deducting the Company’s estimated offering expenses and excluding the proceeds, if any, from the exercise of the Warrants, are expected to be approximately $4,455,000. We intend to use the net proceeds from the 2018 Financing primarily for working capital and general corporate purposes, and have not allocated specific amounts of any such remaining net proceeds from this offering for any specific purposes.

C. The Series G Warrants

Upon the closing of the 2018 Financing, each Investor will be issued a Warrant to purchase up to a number of shares of the Company’s Common Stock equal to 0.75 of the Units purchased by such Investor under the SPA. The Warrants will (i) have an exercise price of $0.70 per share; (ii) have a term of exercise equal to five years after their issuance date; (iii) be exercisable immediately after their issuance; and (iv) have a provision preventing the exercisability of such Warrant if, as a result of the exercise of the Warrant, the holder, together with its affiliates and any other persons whose beneficial ownership of Company Common Stock would be aggregated with the holder’s, would be deemed to beneficially own more than 4.99% of the Company’s Common Stock (the “Ownership Limitation”) immediately after giving effect to the exercise of the Warrant. The holder, upon notice to the Company, may increase or decrease the Ownership Limitation; provided that (i) the Ownership Limitation may only be increased to a maximum of 9.99% of the Company’s Common Stock; and (ii) any increase in the Ownership Limitation will not become effective until the 61st day after delivery of such waiver notice. The number of shares of the Company’s Common Stock into which each of the Warrants is exercisable and the exercise price therefor are subject to adjustment as set forth in the Warrants, including adjustments for stock subdivisions or combinations (by any stock split, stock dividend, recapitalization, reorganization, scheme, arrangement or otherwise).

D. Certain Restrictions on Subsequent Sales

The SPA contains certain restrictions on our ability to conduct subsequent sales of our equity securities. In particular, subject to certain customary exemptions, from June 28, 2018 until 90 days after the closing of the 2018 Financing, neither the Company nor is subsidiary shall issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of Common Stock or securities convertible, exercisable or exchangeable for Common Stock. Similarly, until such time as the three lead investors collectively own less than 20% of the Warrants purchased by them pursuant to the SPA, the Company is prohibited from effecting or entering into an agreement to effect any issuance by the Company or any of its subsidiaries of Common Stock or securities convertible, exercisable or exchangeable for Common Stock (or a combination of units thereof) involving a Variable Rate Transaction.

The foregoing description of the SPA and the Warrants does not purport to be complete and is qualified in its entirety by reference to the copies of the form of Subscription Agreement and form of Warrant filed herewith as Exhibits 10.1, and 10.2 respectively, to this Current Report on Form 8-K, which are incorporated herein by reference.

The legal opinion of McDonald Carano LLP and Lowenstein Sandler LLP relating to the securities are filed as Exhibits 5.1 and 5.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 8.01	Other Events

On June 29, 2018, the Company issued a press release announcing the 2018 Financing. The text of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibit

(d) Exhibits

Exhibit	Description
10.1	Securities Purchase Agreement
10.2	Form of Series G Warrants
5.1	Opinion of McDonald Carano LLP
5.2	Opinion of Lowenstein Sandler LLP
99.1	Press Release issued by Arch Therapeutics, Inc. on June 29, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCH THERAPEUTICS, INC.

Dated: June 29, 2018	By:	/s/ Terrence W. Norchi, M.D.
Name: Terrence W. Norchi, M.D.
Title: President, Chief Executive Officer

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